UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2020

MSCI Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center, 250 Greenwich St., 49th Floor, New York, NY 10007

(Address of principal executive offices) (Zip Code)

(212) 804-3900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MSCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2020, the Board of Directors (the “Board”) of MSCI Inc. (the “Company”) appointed Paula Volent and Sandy C. Rattray (together, the “New Directors”) as members of the Board, effective February 26, 2020 (the “Effective Date”), which will increase the number of directors serving on the Board from ten to twelve. The Board has not yet appointed Ms. Volent or Mr. Rattray to any standing committee of the Board.

The New Directors will serve on the Board until the next annual meeting of shareholders of the Company, or until their successors are elected and qualified or until the earlier of their death, resignation or removal. In connection with the appointments of the New Directors, the Board determined that the New Directors are independent under the Company’s Corporate Governance Policies and within the meaning of the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) standards of independence for directors.

Under the non-employee director compensation program described in the Company’s annual proxy statement filed with the SEC on March 11, 2019, in connection with their service on the Board, the New Directors are entitled to receive an annual retainer (payable in cash or stock at their election) of $75,000 and an annual equity award in the form of restricted stock units (“RSUs”) under the MSCI Inc. 2016 Non-Employee Directors Compensation Plan having an aggregate fair market value of $160,000, with the number of shares of common stock underlying such awards determined based on the closing price of the Company’s common stock as reported by the NYSE on the date prior to grant. Upon their appointment to a standing committee of the Board, they will also be entitled to receive an annual retainer (payable in cash or stock at their election) of $10,000 for each committee on which they serve. The annual retainer and initial award of RSUs will be prorated from the Effective Date. The initial RSU award is scheduled to vest on May 1, 2020.

Ms. Volent, age 63, is currently the Senior Vice President for Investments and Chief Investment Officer at Bowdoin College, a role she has held since 2006. She previously served as Vice President for Investments at Bowdoin College from 2002 to 2006, and Associate Treasurer at Bowdoin College from 2000 to 2002. Prior to joining Bowdoin College in 2000, Ms. Volent served as a Senior Associate at the Yale Investments Office and before focusing on endowment management, she worked as a paper conservator. She holds a Master of Business Administration from Yale School of Management, a Master of Arts from the Institute of Fine Arts, New York University and a Bachelor of Arts from the University of New Hampshire.

Mr. Rattray, age 50, is currently the Chief Investment Officer of Man Group plc, a position he has held since 2017. He previously served as Chief Executive Officer of Man AHL from 2013 to 2017, and Chief Investment Officer of Man Systematic Strategies from 2010 to 2013. Prior to holding such positions, he held several other senior leadership positions at Man Group. Before joining GLG Partners, which was later acquired by Man Group, in 2007, he spent 15 years at Goldman Sachs where he held various positions, including Managing Director and head of the Fundamental Strategy Group. Mr. Rattray also sits on the MSCI Advisory Council. He holds a Master’s Degree in Natural Sciences and Economics from the University of Cambridge and a Licence Spéciale from the Université Libre de Bruxelles.

There are no family relationships between the New Directors and any officer or other director of the Company.  There is no arrangement or understanding between the New Directors and any other person pursuant to which they were selected as directors. In addition, the New Directors have never been employed at the Company or any of its subsidiaries.

There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Ms. Volent and the Company or any of its subsidiaries. In 2019, Man Group plc and its subsidiaries subscribed to, licensed or otherwise purchased in the normal course of business, certain of the Company’s products and services.  Revenues recognized from subscriptions, licenses and other fees related to such products and services in 2019 were approximately $2.3 million.

Item 7.01 Regulation FD Disclosure.

The press release announcing the matters described in Item 5.02 above is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information furnished under Item 7.01 of this Report, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press Release of the Registrant, dated January 30, 2020, titled “Paula Volent and Sandy Rattray Appointed to MSCI Inc. Board of Directors.”
Exhibit 104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

Date: January 30, 2020	By:	/s/ Henry A. Fernandez
	Name:	Henry A. Fernandez
	Title:	Chairman and Chief Executive Officer